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                               PRINTWARE, INC.

                                 EXHIBIT 11
                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                           Quarter ended
                                        April 4,   April 5,
                                         1998        1997
                                       __________  __________


BASIC EPS:

Weighted average number of
  common shares outstanding             4,915,218   4,852,297

                                       __________  __________
Total shares                            4,915,218   4,852,297
                                       ==========  ==========

Net income (000's)                     $      366  $      460
                                       __________  __________
Earnings per share                     $      .07  $      .09
                                       ==========  ==========

DILUTED:

Weighted average number of
  common shares outstanding             4,915,218   4,852,297

Common share equivalents
  from assumed exercise of
  options and warrants                     16,813      18,908
                                       __________  __________
Total shares                            4,932,031   4,871,205
                                       ==========  ==========

Net income (000's)                     $      366  $      460
                                       __________  __________
Earnings per share                     $      .07  $      .09
                                       ==========  ==========
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